Exhibit 99.1

For Immediate Release

LIPOCINE ANNOUNCES MANAGEMENT CHANGES

SALT LAKE CITY (November 17, 2014) – Lipocine Inc. (NASDAQ Capital Market: LPCN), a specialty pharmaceutical company, today announced changes to its executive management team. Changes include the departures of Dr. Srinivasan Venkateshwaran, Chief Technology Officer and Vice President Research & Development, effective November 14, 2014 and Mr. Gerald Simmons, Chief Business Development Officer, effective November 28, 2014. The Company has an ongoing search for a Chief Medical Officer and a Vice President of Business Development and Commercial.

“We appreciate the contributions that Dr. Venkateshwaran and Mr. Simmons have made to Lipocine over the last decade,” said Dr. Mahesh Patel, Chairman, President and CEO of Lipocine Inc. “Given the strong progress we have made, most notably the clinical development of LPCN 1021, our leadership needs have changed and it is imperative that we strengthen our medical and commercial leadership to formulate and execute on a commercial strategy. We plan to supplement our team with executives with significant medical and commercial experience in order to continue advancement of our late stage clinical assets, including a New Drug Application filing for LPCN 1021 and preparing for partnering or commercialization of LPCN 1021, which could potentially include the build out of an internal commercial infrastructure. To date, our ongoing search through one of the world’s leading executive recruiting firms for management candidates is progressing very well and we look forward to announcing these hires in the near future.”

About Lipocine

Lipocine Inc. is a specialty pharmaceutical company developing innovative pharmaceutical products for use in men’s and women’s health using its proprietary drug delivery technologies. Lipocine’s lead product candidate, LPCN 1021, demonstrated positive top-line efficacy results in Phase 3 testing and is targeted for testosterone replacement therapy. Additional pipeline candidates include LPCN 1111, a next generation oral testosterone therapy product with once daily dosing, that is currently in Phase 2 testing, and LPCN 1107, which has the potential to become the first oral hydroxyprogesterone caproate product indicated for the prevention of recurrent preterm birth, is currently in Phase 1 testing.

Forward-Looking Statements

This release contains “forward looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include statements that are not historical facts relating to expectations regarding efforts to hire executives at Lipocine, clinical trials, the potential uses and benefits of Lipocine’s product candidates, and product development and commercialization efforts. Investors are cautioned that all such forward-looking statements involve risks and uncertainties, including, without limitation, the risks related to the receipt of regulatory approvals, the results of clinical trials, patient acceptance of Lipocine’s products, the manufacturing and commercialization of Lipocine’s products, and other risks detailed in Lipocine’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including, without limitation, its Form 10-K and other reports on Forms 8-K and 10-Q, all of which can be obtained on the Company’s website at www.lipocine.com or on the SEC website at www.sec.gov. Lipocine assumes no obligation to update or revise publicly any forward-looking statements contained in this release, except as required by law.

CONTACT:

Morgan Brown

Executive Vice President & Chief Financial Officer

Phone: (801) 994-7383

Email: mb@lipocine.com

John Woolford

Phone: (443) 213-0500

john.woolford@westwicke.com

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